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                                                                  Exhibit (d)(4)


                         FORM OF CONTRIBUTION AGREEMENT


                  THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of _________ __, 2000 by and among Calendar Holdings, Inc., a Delaware corporation ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"); Vincent L. Martin ("Chairman"); and Mark Train ("Chief Executive Officer"). Saw Mill, Chairman and Chief Executive Officer shall be referred to herein from time to time as the "Contributors".

                  WHEREAS, as of immediately prior to the execution of this Agreement, Saw Mill owns 28.57 shares of Parent Common Stock (as herein defined), which represents all of the issued and outstanding shares of Parent Common Stock; and

                  WHEREAS, the parties hereto desire to enter into this Agreement in order to provide for the issuance by Parent to the Contributors of certain shares of Parent Common Stock pursuant to the terms provided herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Definitions. The following terms are defined as follows:

         "Calendar" means Jason Incorporated, a Wisconsin corporation.

         "Calendar Common Stock" means Calendar's common stock, par value $0.10 per share.

         "Calendar Merger Agreement" means the Agreement and Plan of Merger, dated as of January 30, 2000, as amended, among Saw Mill, Parent, Merger Sub, Calendar, Chairman and Chief Executive Officer.

         "Closing" shall have the meaning given to such term in the Calendar Merger Agreement.

         "Contributed Company Common Shares" means collectively the Saw Mill Contributed Calendar Common Shares, the Chairman Contributed Calendar Common Shares and the CEO Contributed Calendar Common Shares (as such terms are defined herein).

         "Merger Consideration" shall have the meaning given to such term in the Calendar Merger Agreement.

         "Parent Common Stock" means Parent's common stock, par value $0.01 per share.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         2. Contribution to Parent.

         (i) As of immediately prior to the Closing, Saw Mill hereby contributes (the "Saw Mill Contribution") to the capital of Parent, and Parent hereby accepts as a contribution, a

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combination, as determined by Saw Mill, of (a) cash (the "Saw Mill Contributed
Cash") and (b) shares of Calendar Common Stock (the "Saw Mill Contributed Calendar Common Shares") having an aggregate value (based on the per share Merger Consideration) together with the Saw Mill Contributed Cash of $35,099,900. In exchange for the Saw Mill Contribution, Parent hereby issues to Saw Mill 10,028,542.86 shares of Parent Common Stock.

         (ii) As of immediately prior to the Closing, Chairman hereby contributes (the "Chairman Contribution") to the capital of Parent, and Parent hereby accepts, 1,511,506 shares of Calendar Common Stock (the "Chairman Contributed Calendar Common Shares") having an aggregate value (based on a value of $10.213 per share of Calendar Common Stock) of $15,437,500. In exchange for the Chairman Contribution, Parent hereby issues to Chairman 4,410,714.29 shares of Parent Common Stock.

         (iii) As of immediately prior to the Closing, Chief Executive Officer hereby contributes (the "CEO Contribution") to the capital of Parent, and Parent hereby accepts, 925,755 shares of Calendar Common Stock (the "CEO Contributed Calendar Common Shares") having an aggregate value (based on a value of $10.005 per share of Calendar Common Stock) of $9,262,500. In exchange for the CEO Contribution, Parent hereby issues to CEO 2,646,428.57 shares of Parent Common Stock.

         3. Contribution to Merger Sub. Immediately upon receipt of the Saw Mill Contributed Cash and the Contributed Company Common Shares and as of immediately prior to the Closing, Parent hereby contributes (the "Parent Contribution") to the capital of Merger Sub and Merger Sub hereby accepts the Saw Mill Contributed Cash and the Contributed Company Common Shares.

         4. Tax Reporting. The parties hereto intend that the Saw Mill Contribution, the Chairman Contribution and the CEO Contribution collectively be treated as a tax-free transfer under Section 351 of the Internal Revenue Code of 1986, as amended. The parties hereto agree to file all applicable tax returns consistent with such treatment.

         5. Representations and Warranties by the Contributors. Each Contributor hereby represents and warrants to Parent that:

         (a) such Contributor is an "accredited investor," as defined under Rule 501 promulgated under the Securities Act;

         (b) this Agreement constitutes the legal, valid and binding obligation of such Contributor, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Contributor does not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Contributor is a party or any judgment, order or decree to which such Contributor is subject; and

         (c) such Contributor holds of record and owns beneficially the shares of Calendar Common Stock to be contributed by such Contributor to Parent pursuant to this Agreement, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

         6. Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery (including the delivery by the Contributors to Parent and/or Merger Sub of certificates representing the Contributed Company Common Shares) and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

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         7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         8. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

         9. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

         10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs and assigns.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

         12. Remedies. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

         13. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of each of the parties hereto.

         14. Termination of the Calendar Merger Agreement. If the Calendar Merger Agreement is terminated, the parties hereto agree (i) to immediately rescind all of the transactions which have then occurred pursuant to the terms of this Agreement and (ii) to terminate this Agreement.

                                   * * * * *

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Contribution Agreement as of the date first written above.

                              CALENDAR HOLDINGS, INC.


                              By:___________________________________________
                                    Name:
                                    Title:


                              CALENDAR ACQUISITION CORP.



                              By:___________________________________________
                                    Name:
                                    Title:

                              SAW MILL CAPITAL FUND II, L.P.

                              By: Saw Mill Investments II, LLC,
                                  Its General Partner



                              By:___________________________________________
                                     Name:
                                     Title:



                              ______________________________________________
                              Vincent L. Martin



                              ______________________________________________
                              Mark Train